EXHIBIT 3.3

DEAN HELLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretary of state.biz	Entity # C1760-2004 Document Number: 20060085092-22
Certificate of Amendment [PURSUANT TO NRS 78.385 and 78.390]	Date Filed: 02/10/2006 2:42:37 PM In the office of s/Dean Heller Dean Heller Secretary of State

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:

UCC Services Group

2. The articles have been amended as follows (provide articles numbers, if available):

Article 3. Shares. See Annexed Exhibit “A.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the *

articles of incorporation have voted in favor of the amendment is: ___900____________________

4. Effective date of filing (optional): ____________________________________________________

5. Officer Signature (required: s/Jim Brennan_____________________________________________

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required,

of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM 78.385 Amend 2003

Revised on: 09/29/05

EXHIBIT “A”

Section 3. Shares (number of shares corporation authorized
to issue):

The amount of the total authorized capital stock of the corporation shall be one hundred million twenty five thousand (110,000,000) shares consisting of one hundred million (100,000,000) shares of Common Stock, $.001 par value per share, and ten million (10,000,000) shares of Preferred Stock, $.001 par value per share, and the designations, preferences, limitations and relative rights of the shares of each such class are as follows:

A.	Preferred Shares

The corporation may divide and issue the Preferred Shares into series. Preferred Shares of each series, when issued, shall be designated to distinguish it from the shares of all other series of the class of Preferred Shares. The Board of Directors is hereby expressly vested with authority to fix and determine the relative rights and preferences of the shares of any such series so established to the fullest extent permitted by these Articles of Incorporation and the Nevada Revised Statutes in respect to the following:

(a)          The number of shares to constitute such series, and the distinctive designations thereof;

(b)          The rate and preference of dividend, if any, the time of payment of dividend, whether dividends are cumulative and the date from which any dividend shall accrue;

(c)          Whether the shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(d)          The amount payable upon shares in the event of involuntarily liquidation;

(e)          The amount payable upon shares in the event of voluntary liquidation;

(f)          Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(g)          The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(h)	voting powers, if any; and

(i)          Any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any further series shall be subject.

B.	Common Shares

(a)          The rights of holders of the Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the Corporation providing for the issuance of one or more series of the Preferred Shares.

(b)          The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.